Exhibit 10.1

AGREEMENT

THIS AGREEMENT ("Agreement") is made and entered into as of the 26th day of February 2016 (the "Effective Date"), by and between R. J. Dourney ("Holder") and Cosi, Inc. (the "Company").

RECITALS:

WHEREAS, Holder, the Company's CEO & President, was a principal and majority owner of Hearthstone Associates, LLC ("Associates"), which owned and controlled Hearthstone Partners, LLC ("Partners");

WHEREAS, on April 1, 2015, Associates merged with a wholly-owned subsidiary of the Company (the "Merger");

WHEREAS, in connection with the Merger, Holder and the Company entered into that certain Indemnification and Holdback Agreement dated April 1, 2015 (the "Holdback Agreement") pursuant to which Holder agreed to retain certain liabilities of Associates and Partners, including any liability arising out of excess accounts payables, if any ("Excess A/P");

WHEREAS, pursuant to the Holdback Agreement, the Company held in escrow 191,939 shares of the Company's common stock (the "A/P Holdback Shares") that would otherwise have been distributed to the Holder upon consummation of the Merger; and

WHEREAS, the parties have agreed to resolve all matters relating to the Excess A/P.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the premises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            On the Effective Date, Holder shall forfeit and surrender to the Company, and the Company shall accept and cancel, the A/P Holdback Shares, and the Company shall waive and release Holder from any obligation to retain, or indemnify the Company for, the Excess A/P.

2.            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws principles.

3.            This Agreement and the Holdback Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all previous negotiations, commitments or writings.  No representation, additional promise or agreement not set out in this Agreement has been made as consideration for this Agreement and the signing hereof has not been induced by any such representation, additional promise or agreement.

4.            This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties to it and their respective successors (including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of the Company's business or assets or both), assigns, spouses, heirs, and personal and legal representatives.

5.            No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties to it. No waiver of any of the provisions of this Agreement shall operate as a waiver of any other provisions of this Agreement, nor shall any waiver constitute a continuing waiver. Except as specifically provided in this Agreement, no failure to exercise or delay in exercising any right or remedy under it shall constitute a waiver of the right or remedy.

6.            The foregoing recitals are hereby incorporated into and made a part of this Agreement.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

7.            This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first indicated above.

HOLDER:		COMPANY:
COSI, INC., a Delaware corporation

By:	/s/ R. J. Dourney	By:	/s/ Miguel Rossy-Donovan
	R. J. Dourney, individually		Name: Miguel Rossy-Donovan
Title: Chief Financial Officer